EXHIBIT 99.2
HearUSA, Inc.
2005 Third Quarter Conference Call
November 9, 2005
[4:15 P.M. EST]

Operator:	Good afternoon and welcome everyone to the HearUSA, Inc. Third Quarter 2005 Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer period.

Thank you. I would now like to turn the call over to Paul A. Brown, M.D., Founder and Chairman of the Board of HearUSA. Please go ahead sir.

Dr. Brown:	Good afternoon this is Dr. Brown and with me today are Steve Hansbrough, President and Chief Executive Officer, Gino Chouinard, Executive Vice President and Chief Financial Officer and Ken Schofield, Senior Vice President and Chief Operating Officer.

After we conclude our prepared remarks, we will open this conference call to your questions. Our remarks and answers to your questions may include forward-looking statements. Such statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties are described in the company’s quarterly report on Form 10-Q filed for the third quarter earnings release and the company’s 2004 Form 10-K. These forward-looking statements represent the company’s judgment as of the date of this conference call.

Before turning to the interactive portion of our call today, I would like to spend a moment discussing shareholder value and how it pertains to HearUSA.

As you may know, one theoretical market value of a company is the present value today of the company’s expected future cash flows plus its cash and less its outstanding debt. This market value, when divided by the number of the company’s shares outstanding determines the theoretical price per share. Simple metrics are often developed based on the market value such as multiples of revenue and profits. The higher the various multiples then the greater the expected growth.

Continuing growth in revenue and improving profits should create greater cash flow and translate into an increase in shareholder value. At any point in time they often do not. There are other factors which impact a company’s market value such as liquidity — the daily volume of trading — and the market’s general knowledge of the company. These factors may be influenced by the percentage of ownership by institutional shareholders and stock analyst coverage with available research reports. Other factors that influence the market value are comparable values for other companies operating in the same business sector or “space” and general stock market or economic conditions at any one time.

Over the last nine months, we have consistently demonstrated our ability to grow the “top line,” improve the “bottom line” and generate improved cash flow from operations. In addition, we recently reduced the potential overhang and dilution from a convertible preferred stock by redeeming those shares. We continue to focus on issues related to the continuing “non-cash” charges associated with the 2003 convertible debt financing and the status of our Siemens financing arrangement.

We are serious about ensuring that reliable information about the company gets out to the investing public. We are looking forward to research analyst coverage.

As I said in the latest press release, we believe that our infrastructure is sufficient to support revenue levels well beyond what they are at present without corresponding increases in our cost structure and, therefore, more profitable performance.

Gino will now review the 3Q financial results and then we will take questions from the listeners.

Mr. Chouinard:	Thank you Dr. Brown. Today we announced revenues of $19.6 million and $57.7 million in the third quarter and for the first nine months of 2005, respectively, representing increases over 2004 of 12% and 13.5%. This growth is mostly attributable to an increase in sales of high technology hearing aids which resulted in an increase in our average revenue per transaction. The nine month period of 2005 also included an extra week, which occurred in the first quarter of the year.

We also reported significant reduction in our net loss applicable to common stockholders year-to-date from $2.8 million in 2004 down to $376,000 in 2005. Net loss applicable to common stockholders for the quarter was $89,000 compared to $233,000 in 2004. The third quarter 2005 net loss includes a non-cash interest expense of $663,000, compared to $532,000 in 2004, representing a debt discount amortization related to the $7.5 million convertible subordinated notes financing and the recently completed $5.5 million subordinated notes. The non-cash interest expense for the first nine months of 2005 was $1.8 million compared to $1.6 million in 2004.

Income from operations in the third quarter of 2005 was $1.3 million compared to $1.2 million in 2004 and income from operation for the first nine months of 2005 and 2004 was $3.4 million and $1.5 million, respectively. We would like to point out that the impact of the increase in revenues was partially offset by an increase of our cost of products sold, as a percent of revenues, due to the mix of products sold and special promotions for the introduction of a new Siemens product on the market.

Over the past last seven quarters, we have seen quarterly revenues constantly increase from $16.3 million to $19.6 million, while losses over the same period decreased from $2 million to $89,000, including the non-cash debt discount charge.

Finally, I would like to comment on the effect of Hurricane Wilma on our business. All of our Florida clinics are in operation. During the power outage which affected approximately four centers for varying amounts of time, patients were offered the opportunity of services from one of our other locations. Our call center was closed for one week due to the power outage. As far as revenue is concerned, the Hurricane occurred in week four of October...a week primarily dedicated to delivery of hearing aids, not taking orders. As a result, a significant portion of the hearing aids that were scheduled for delivery in October are being delivered in November. Obviously future revenues may be reduced as a result of the call center being closed for the week or the short term economic effect on patient’s lives here in Florida as a result of the storm.

At this time, we will take your questions.